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                           June 18, 2020

       Roger Kahn
       President and Chief Executive Officer
       Bridgeline Digital, Inc.
       100 Sylvan Road, Suite G-700
       Woburn, MA 01801

                                                        Re: Bridgeline Digital,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 12, 2020
                                                            File No. 333-239104

       Dear Mr. Kahn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Michael
C. Foland, Staff Attorney, at (202) 551-6711 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Jessica Sudweeks